Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT CONTRACT

THIS SECOND AMENDMENT TO EMPLOYMENT CONTRACT is made and entered into this 14th day of September, 2007, by and between MOVIE GALLERY US, LLC, a Delaware limited liability company (the “Company”), and JOE MALUGEN (the “Employee”).

WITNESSETH:

WHEREAS, the Company and Employee entered into that certain Employment Contract, dated June 9, 1994, providing for the employment of Employee as Chief Executive Officer, as amended by that certain First Amendment to Employment Contract dated April 3, 2000 (the “Agreement”);

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree to amend the Agreement as follows:

1. Paragraph 7.1 of the Agreement is hereby removed and deleted in its entirety, and a new Paragraph 7.1 is hereby added in its place and stead as follows:

“In the event of a termination of employment due to illness, disability or other incapacity to the extent that the Employee is unable to perform the duties of his employment, the Company shall pay Employee a cash payment equal to 90 days of Employee’s salary, payable in a lump sum within thirty (30) days following such termination of employment.”

2. Paragraph 7.2 of the Agreement is hereby removed and deleted in its entirety.

3. This amendment shall be effective as of the date set forth above.

4. In all other respects, the Agreement is hereby ratified and affirmed.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Employment Contract on the day and year first above written.

Movie Gallery US, LLC

/s/ Martha Compton	/s/ S. Page Todd
Witness	S. Page Todd
Executive Vice President, General Counsel, Secretary & Chief Compliance Officer

/s/ Martha Compton	/s/ Joe Malugen
Witness	Joe Malugen